Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
FOURTH QUARTER AND RECORD YEAR END RESULTS
MIDLAND, Texas, November 5, 2008/ PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported record revenues of $324,926,000 for its fiscal year ending September 30, 2008 compared to $257,763,000 for fiscal 2007, an increase of 26 percent. Revenue growth was primarily the result of the addition of new seismic data acquisition crews in September 2007 and May 2008, the upgrading of recording systems on existing crews, along with increased channel counts and productivity on existing crews.
Net income for fiscal 2008 was $35,007,000 compared to $27,158,000 in fiscal 2007, an increase of 29 percent. Basic earnings per share for fiscal 2008 were $4.57 compared to $3.57 in fiscal 2007. The Company’s EBITDA for fiscal 2008 was $81,142,000 compared to $62,706,000 in fiscal 2007, an increase of 29 percent.
Stephen Jumper, President and CEO of Dawson Geophysical Company said, “Fiscal 2008 was a record year for revenue, net income, and EBITDA. During the year we expanded channel count to in excess of 117,000, added thirty vibrator energy source units and one additional data acquisition crew. In the fourth quarter we repaid all $20,000,000 outstanding under our revolving line of credit. Despite recent changes in oil and natural gas prices, demand for our services, particularly by clients seeking natural gas, continues at high levels. Although our clients may cancel their service contracts on short notice, our current order book remains strong reflecting commitments sufficient to maintain operations at full capacity well into calendar 2009 in producing basins all across the lower 48.”
Capital expenditures of $52,861,000 in fiscal 2008 were used, in part, to complete the fielding of an additional data acquisition crew, expand channel count on existing crews, purchase additional energy source units, and replace two I/O System II MRX recording systems on existing crews with ARAM ARIES recording systems.
The Company’s Board of Directors has approved an initial fiscal 2009 capital budget of $20,000,000. The capital budget will be used to purchase additional recording channels, make technical improvements in various phases of the Company’s operations, and meet maintenance capital requirements. These expenditures will allow the Company to maintain its competitive position as it responds to client desire for higher resolution subsurface images.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Fourth Quarter Results
For the fourth quarter 2008, Dawson Geophysical reported revenues of $84,396,000 compared to $75,537,000 for the comparable 2007 period, an increase of 12 percent. Revenue growth in the quarter compared to the 2007 period was primarily the result of the addition of new seismic data acquisition crews in September 2007 and May 2008, the upgrading of recording systems on existing crews, and increased channel count and productivity on existing crews. The Company’s fourth quarter revenues were somewhat negatively impacted by inclement weather as well as the Company’s inability to obtain land access agreements in a timely manner on several projects, each of which caused disruptions to crew scheduling.
Revenues in the fourth quarter of fiscal 2007 and during fiscal 2008 continued to include high third-party charges primarily related to the use of helicopter support services, specialized survey technologies, and dynamite energy sources all of which are utilized in areas with limited access. The high sustained level of these charges has been driven by the Company’s continued operations in the Appalachian Basin, the Rocky Mountains, the Fayetteville Shale in Arkansas, and the Arkoma Basin. The Company is reimbursed for these charges by its clients.
Net income for the fourth quarter of fiscal 2008 was $9,304,000 compared to $8,794,000 in the comparable 2007 period, an increase of 6 percent. Basic earnings per share were $1.21 for the fourth quarter of fiscal 2008 compared to $1.15 per share in the fourth quarter of 2007. EBITDA increased 11 percent in the fourth quarter from $19,377,000 in fiscal 2007 to $21,547,000 in the same period of fiscal 2008.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Fourth Quarter and Year-End 2008 Highlights
•	Repaid all $20,000,000 outstanding under the Company’s revolving line of credit in the fourth quarter.

•	Replaced an I/O System II MRX on an existing crew with a 7,500 channel ARAM ARIES recording system.

•	Replaced an I/O System II MRX recording system on an existing crew with an 8,000 channel ARAM ARIES recording system.

•	Took delivery of thirty ION vibrator energy source units.

•	Added four IVI Enviro mini-vibrator energy source units used to operate in urban and sensitive environments. The Company operates eight such units.

•	Increased channel count from 102,000 to in excess of 117,000.

•	Redeployed an existing I/O System II MRX recording system on an additional crew, bringing the total to sixteen crews.

•	Operated in West Texas, South Texas, Fort Worth Basin of Texas, New Mexico, Oklahoma, Arkansas, Colorado, Utah, Montana, West Virginia, Pennsylvania, California, Louisiana, Nevada, and New York.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
With the addition of the newest crew in May, Dawson currently operates sixteen crews across the lower 48 states. Of the sixteen crews, seven are equipped with ARAM ARIES recording systems, six with I/O System II RSR recording systems, and three with I/O System II MRX cable-based recording systems.
The Company plans to replace an I/O System II MRX recording system on an existing crew with an ARAM ARIES II recording system in the first quarter of fiscal 2009. The newest ARAM system, the Company’s eighth such system, will be equipped with recording channels from existing ARAM crews upon the completion of several large channel-count projects. The Company expects to continue the operation of the I/O System II MRX on a new small 2D crew working in the Appalachian Basin on a short term basis to meet current demand.
Mr. Jumper concluded, “In today’s difficult oil and natural gas environment, exploration and production companies rely on our services and seismic expertise to identify oil and natural gas reservoirs, lower their finding and development costs, increase their return on investments and reduce drilling risk. As the leading provider of seismic services in the lower 48 states as measured by the number of active crews, we help companies achieve those objectives by providing high resolution seismic images of the subsurface. We are prepared to meet today’s challenges with improved efficiencies backed by our strengths which lie in our people, our client relationships, our technology, our assets and our debt free balance sheet.”

Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release. In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, high fixed costs of operations, weather interruptions, the ability to obtain land access rights of way, operational disruptions, industry competition, the ability to manage growth and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2007. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$84,396,000	$75,537,000	$324,926,000	$257,763,000
Operating costs:
Operating expenses	61,373,000	54,960,000	237,484,000	190,117,000
General and administrative	1,570,000	1,610,000	6,762,000	6,195,000
Depreciation	6,531,000	5,250,000	24,253,000	18,103,000

	69,474,000	61,820,000	268,499,000	214,415,000

Income from operations	14,922,000	13,717,000	56,427,000	43,348,000
Other income (expense):
Interest income	87,000	133,000	497,000	749,000
Interest expense	(166,000)	(145,000)	(482,000)	(145,000)
Other income (expense)	7,000	277,000	(35,000)	506,000

Income before income tax	14,850,000	13,982,000	56,407,000	44,458,000

Income tax expense:
Current	(4,203,000)	(4,339,000)	(17,834,000)	(13,906,000)
Deferred	(1,343,000)	(849,000)	(3,566,000)	(3,394,000)

Net income	$9,304,000	$8,794,000	$35,007,000	$27,158,000

Net income per common share	$1.21	$1.15	$4.57	$3.57

Net income per common share-assuming dilution	$1.20	$1.14	$4.53	$3.54

Weighted average equivalent common shares outstanding	7,680,652	7,640,369	7,669,124	7,601,889

Weighted average equivalent common shares outstanding-assuming dilution	7,725,995	7,697,728	7,728,651	7,669,462

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	September 30,	September 30,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,311,000	$14,875,000
Accounts receivable, net of allowance for doubtful accounts of $55,000 in September 2008 and $176,000 in September 2007	76,221,000	56,707,000
Prepaid expenses and other assets	877,000	815,000
Current deferred tax asset	873,000	693,000

Total current assets	86,282,000	73,090,000

Property, plant and equipment	250,519,000	207,427,000
Less accumulated depreciation	(103,180,000)	(84,655,000)

Net property, plant and equipment	147,339,000	122,772,000

	$233,621,000	$195,862,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,308,000	$12,816,000
Accrued liabilities:
Payroll costs and other taxes	3,363,000	2,325,000
Other	14,869,000	14,263,000
Deferred revenue	993,000	2,922,000
Line of credit	—	5,000,000

Total current liabilities	34,533,000	37,326,000

Deferred tax liability	13,128,000	9,381,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,794,744 and 7,658,494 shares issued and outstanding in each period	2,598,000	2,553,000
Additional paid-in capital	87,051,000	85,090,000
Retained earnings	96,311,000	61,512,000

Total stockholders’ equity	185,960,000	149,155,000

	$233,621,000	$195,862,000

Reconciliation of EBITDA to Net Income

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net Income	$9,304	$8,794	$35,007	$27,158
Depreciation	6,531	5,250	24,253	18,103
Interest expense	166	145	482	145
Income tax expense	5,546	5,188	21,400	17,300

EBITDA	$21,547	$19,377	$81,142	$62,706

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Twelve Months Ended
	September 30,
	2008	2007
	(in thousands)
Net cash provided by operating activities	$50,930	$51,427
Changes in working capital items and other	31,031	10,675
Non-cash adjustments to income	(819)	604

EBITDA	$81,142	$62,706